UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2010 (November 11, 2010)
Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation)	001-14956 (Commission File Number)	Not Applicable (IRS Employer Identification Number)

7150 Mississauga Road Mississauga, Ontario Canada (Address of principal executive offices)	L5N 8M5 (Zip Code)
Registrant’s telephone number, including area code: (905) 286-3000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On November 11, 2010, Valeant Pharmaceuticals International, Inc. (the “Company”) entered into employment letters with each of Margaret Mulligan (Executive Vice President, Chief Financial Officer), Rajiv De Silva (President, Valeant Pharmaceuticals International, Inc. and Chief Operating Officer, Specialty Pharmaceuticals), Robert Chai-Onn (Executive Vice President, General Counsel and Corporate Secretary), and Mark Durham (Senior Vice President, Human Resources) (the “executives”).
     Each employment letter sets forth the executive’s base salary and target and potential annual incentive compensation opportunity. Mr. De Silva is entitled to an additional $500,000 integration bonus in recognition of his efforts in leading the integration of Biovail Corporation and Valeant Pharmaceuticals International following the merger of such entities; provided, that, if prior to October 1, 2011, Mr. De Silva’s employment with the Company is terminated for any reason, other than by reason of his death, Mr. De Silva shall be required to reimburse the Company for the gross amount of such award.
     Each employment letter also provides for the grant, on November 11, 2010, of (i) stock options vesting ratably over a period of four years subject to the executive’s continued employment with the Company through the applicable vesting date, (ii) performance share units vesting June 28, 2013, September 28, 2013, and December 28, 2013 provided that certain total shareholder return hurdles are satisfied (and subject to earlier vesting in the event that the Company’s stock price exceeds certain specified thresholds) and the executive remains employed with the Company through the applicable vesting date, and (iii) in the case of Mr. Chai-Onn, restricted stock units vesting ratably over a period of three years subject to Mr. Chai-Onn’s continued employment with the Company through the applicable vesting date. Each of the equity awards is subject to accelerated vesting, or an earlier assessment of the achievement of applicable performance targets, in the event of the executive’s termination of employment under certain circumstances or the event of a change in control of the Company. Each executive is required to comply with any share ownership requirements adopted by the Company.
     In the event of the termination of the executive’s employment by the Company without cause or by the executive for good reason (which includes a diminution in responsibility, compensation reduction, or the Company’s material breach of a material provision of the letter agreement), the executive would be entitled to a cash severance payment equal to 1.6 times the executive’s base salary (or, in the event of a termination without cause or for good reason within twelve months following a change in control of the Company, two times the sum of the executive’s base salary and target annual bonus), a pro-rata annual bonus based on the lesser of actual performance of the Company and target, continued health and welfare benefits for 12 months, and outplacement services up to $20,000. Each executive is subject to a covenant not to solicit employees during the executive’s employment and for a period of twelve months thereafter.
     The foregoing description of the employment letters is qualified in its entirety by reference to the employment letters, which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
10. 1 Employment Letter, dated November 11, 2010, between Valeant Pharmaceuticals International, Inc. and Rajiv De Silva.
10. 2 Employment Letter, dated November 11, 2010, between Valeant Pharmaceuticals International, Inc. and Margaret Mulligan.
10. 3 Employment Letter, dated November 11, 2010, between Valeant Pharmaceuticals International, Inc. and Robert Chai-Onn.
10. 4 Employment Letter, dated November 11, 2010, between Valeant Pharmaceuticals International, Inc. and Mark Durham.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.,
By	/s/ Robert Chai-Onn
	Name:	Robert Chai-Onn
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: November 17, 2010

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